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                                                  Filed Pursuant to rule 424(b)3
                                                 Registration File No. 333-68202

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JANUARY 10, 2002)

                                9,206,268 SHARES

                              HYPERCOM CORPORATION

                                  COMMON STOCK

         This prospectus supplement supplements and modifies the prospectus dated January 10, 2002 of Hypercom Corporation relating to the offering of up to 9,206,268 shares of Hypercom's common stock by certain Selling Stockholders. This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

                                  RECENT EVENTS

Private Offering of Common Stock. On March 22, 2002, Hypercom Corporation (the "Company") announced that it has completed the issuance and sale of 7,870,000 shares of its common stock, par value $0.001 per share (the "Shares"), at a price of $5.00 per Share. The Shares were sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

         The net proceeds of the private offering have been used to repay two term loans in the amount of $15 million and $5 million, respectively, under the Company's credit facility, to repay $3.1 million in outstanding loans from a director and principal stockholder, and to reduce the outstanding borrowings under the Company's $25 million revolving credit facility. The remaining proceeds will be used for general corporate purposes. On or before April 18, 2002, the Company anticipates that it will file a registration statement with the Securities and Exchange Commission to register the Shares for resale by purchasers in the private offering.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE HYPERCOM COMMON STOCK OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is March 26, 2002